Exhibit 99.1

News Release

Trulia Announces Pricing of $200 Million Convertible Senior Notes Offering

SAN FRANCISCO, CA—(BUSINESS WIRE)—December 11, 2013— Trulia, Inc. (NYSE: TRLA), a leading online marketplace for homebuyers, sellers, renters, and real estate professionals, today announced the pricing of its offering of $200 million aggregate principal amount of its 2.75% Convertible Senior Notes due 2020 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). The size of the transaction was increased from the previously announced aggregate principal amount of $150 million. Trulia has granted the initial purchasers a 30-day option to purchase up to an additional $30 million aggregate principal amount of the Notes to cover over-allotments, if any. The offering is expected to close on December 17, 2013, subject to satisfaction of customary closing conditions.

The Notes will bear interest at a fixed rate of 2.75% per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2014. The Notes will mature on December 15, 2020, unless earlier converted, redeemed or repurchased.

Trulia may not redeem the Notes prior to December 20, 2018. Trulia may redeem the Notes, at its option, in whole or in part, on or after December 20, 2018 if the last reported sale price of its common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending not more than two trading days prior to the date on which Trulia provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The Notes are convertible into shares of Trulia’s common stock at the option of the holders at any time prior to the close of business day immediately preceding the maturity date. The conversion rate will initially be 27.8303 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $35.93 per share of common stock). The conversion rate will be subject to adjustment in some events. In addition, following certain corporate events or in connection with any redemption, Trulia will increase the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event or redemption in certain circumstances.

Trulia expects to receive net proceeds from the offering of $193.2 million (or $222.3 million if the initial purchasers exercise their over-allotment option in full), after deducting the initial purchasers’ discount and estimated offering expenses payable by it. Trulia intends to use $30 million of the net proceeds from the offering to repurchase shares of its common stock from purchasers of the Notes concurrently with this offering through one of the initial purchasers or its affiliate as Trulia’s agent, and to use approximately $7.2 million of the net proceeds to repay all of the amounts outstanding under its credit facility and to terminate this facility upon the closing of the offering. Trulia intends to use the remainder of the net proceeds from the offering for working capital and other general corporate purposes, and may use a portion of the net proceeds to acquire or invest in complementary businesses, products, services, technologies, or other assets.

This announcement shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. Any offer of the securities will be made only by means of a private offering memorandum. The Notes and the shares of common stock issuable upon conversion of the Notes will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, the expected date of closing and the expected use of proceeds from the offering. Trulia’s expectations and beliefs regarding these matters may not materialize as a result of certain risks and uncertainties, including the possibility that Trulia will not complete the offering; changes in the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons; and the impact of general economic, industry or political conditions in the United States or internationally. The forward-looking statements in this press release are based on information available to Trulia as of the date hereof, and Trulia disclaims any obligation to update any forward-looking statements, except as required by law.

For further information:

Media Contact Information:

Ken Shuman, ken@trulia.com (415) 517-7211

Investor Relations Contact Information:

Ian Lee, ilee@trulia.com (415) 400-7238